Exhibit 99.1

Tribune Media Announces Proceeds As A Result Of CareerBuilder Sale

June 19, 2017, CHICAGO—Tribune Media Company (NYSE: TRCO) today announced its expected share of the proceeds as a result of the sale of CareerBuilder, in which Tribune holds a 32 percent ownership interest, to an investor group led by investment funds managed by affiliates of Apollo Global Management (NYSE: APO), a leading global alternative investment manager, and the Ontario Teachers’ Pension Plan Board. Tribune Media expects to receive $157 million in cash, retain an approximate 8 percent ownership stake in CareerBuilder on a fully-diluted basis and recognize a $22 million cash tax benefit in 2017 as a result of an expected taxable loss on the sale. Tribune Media expects to record a non-cash impairment charge of approximately $64 million in the second quarter of 2017. The transaction, which is subject to regulatory approval and customary closing conditions, is expected to close in the third quarter of 2017.

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Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching approximately 50 million households, national entertainment cable network WGN America, whose reach is approximately 80 million households, Tribune Studios, and a variety of digital applications and websites commanding 60 million monthly unique visitors online. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds a variety of investments, including a 32% interest in CareerBuilder, LLC and a 31% interest in Television Food Network, G.P., which operates Food Network and Cooking Channel. For more information please visit www.tribunemedia.com.

Investor Relations Contact:	Media Contact:
Jamie Arestia	Gary Weitman
Director/Investor Relations	SVP/Corporate Relations
646/563-8296 (office)	312/222-3394 (office)
jarestia@tribunemedia.com	gweitman@tribunemedia.com